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ACTIGA APPOINTS FORMER ENTERTAINMENT EXECUTIVE TO CFO POSITION

Riverside, Calif. – February 19, 2008 – Actiga Corporation (OTCBB: AGAC), a leading pioneer in active gaming, today announced the appointment of Albert L. Cervantes as Actiga’s chief financial officer, effective February 15, 2008.

“Al’s extensive and global financial background in the entertainment industry, proven track record, and operational know-how will be of tremendous value to Actiga as we execute on our growth strategies,” said Amro Albanna, chairman and CEO of Actiga. “His years of experience in negotiating and securing credit facilities and growth capital will be instrumental to achieving Actiga’s long-term operational and financial goals.”

Cervantes, 54, spent more than a decade in the entertainment business, serving as vice president of finance and administration at KTTV Channel 11, a Los Angeles-based television station, where he oversaw all financial reporting, budgeting, forecasting, payroll, risk management, credit and billing and collection systems. Prior, Cervantes was vice president controller at Fox Inc., a global entertainment corporation, and director of corporate accounting at Twentieth Century Fox Film Corp., where his primary responsibility was to oversee and maintain the overall integrity and compliance of financial and accounting systems.

Immediately prior to joining Actiga, Cervantes served as chief financial officer of Soboba Band of Luiseno Indians where he was responsible for strategic planning of future commercial developments, closed a $45 million line of credit and negotiated a $300 million loan for new construction financing, in addition to directly controlling all tribal financial and accounting activities. Previously, Cervantes served as chief financial officer and vice president of finance and administration for Protection Service Industries, where he designed, implemented and enforced Securities and Exchange Commission (SEC) compliant financial systems and controls, including Sarbanes-Oxley compliance.

Cervantes earned a bachelor’s degree in economics from Stanford University, and a master’s degree in finance and accounting at the University of California, Los Angeles. He is a certified public accountant.

About Actiga Corporation

Actiga Corporation is a leading pioneer in active gaming. The company’s mission is to empower users to enjoy real-life, natural motion game play controllers that provide access to revolutionary downloadable 3D games and PC/Console-based video games. The company is committed to bringing to market a portfolio of online and PC/Console gaming products and services through its family of companies. For additional information, visit http://www.actiga.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Actiga Corporation. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statement. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statement: failure of the merger; general economic conditions; geopolitical events and regulatory changes; requirements or changes adversely affecting the businesses in which Actiga is engaged; demand for the products and services that Actiga provides. Actiga assumes no obligation to update the information in this press release.

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